                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                          Robotic Vision Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   771074-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 771074-10-1                  13G                    Page 2 of 28 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Citadel Limited Partnership
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      Illinois Limited Partnership
      U.S.A.
--------------------------------------------------------------------------------
                          5.    SOLE VOTING POWER
         NUMBER OF                      0
          SHARES          ------------------------------------------------------
       BENEFICIALLY       6.    SHARED VOTING POWER
         OWNED BY
           EACH                 355,000 Shares of Common Stock
         REPORTING              7,000 Prepaid Common Stock Purchase Warrants
          PERSON                (exercisable into
           WITH                 1,874,464 Shares of Common Stock)/(1)(2)/
                                376,923 Incentive Stock Purchase Warrants
                                (exercisable into
                                376,923 Shares of Common Stock)/(1)/
                                2,000,000 New Warrants (exercisable into
                                2,000,000 Shares of Common
                                Stock)/(1)/
                          ------------------------------------------------------
                          7.    SOLE DISPOSITIVE POWER
                                        0
                          ------------------------------------------------------
                          8.    SHARED DISPOSITIVE POWER
                                See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES/(1)/*                                                [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
            PN; HC
--------------------------------------------------------------------------------

/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                    Page 3 of 28 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name GLB Partners, L.P.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware Limited Partnership
          U.S.A.
--------------------------------------------------------------------------------
                               5.  SOLE VOTING POWER
                                          0
                               -------------------------------------------------
     NUMBER OF                 6.  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                    355,000 Shares of Common Stock
     OWNED BY                      7,000 Prepaid Common Stock Purchase Warrants
       EACH                        (exercisable into
     REPORTING                     1,874,464 Shares of Common Stock)/(1)(2)/
      PERSON                       376,923 Incentive Stock Purchase Warrants
       WITH                        (exercisable into
                                   376,923 Shares of Common Stock)/(1)/
                                   2,000,000 New Warrants (exercisable into
                                   2,000,000 Shares of Common Stock)/(1)/
                               -------------------------------------------------
                               7.  SOLE DISPOSITIVE POWER
                                       0
                               -------------------------------------------------
                               8.  SHARED DISPOSITIVE POWER
                                   See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES/(1)/*                                                [X]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
              PN; HC
--------------------------------------------------------------------------------

/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                    Page 4 of 28 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Citadel Investment Group, L.L.C.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware Limited Liability Company
        U.S.A.
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                                      0
                          ------------------------------------------------------
                          6.   SHARED VOTING POWER

     NUMBER OF                 355,000 Shares of Common Stock
      SHARES                   7,000 Prepaid Common Stock Purchase Warrants
   BENEFICIALLY                (exercisable into
     OWNED BY                  1,874,464 Shares of Common Stock/(1)(2)/
       EACH                    376,923 Incentive Stock Purchase Warrants
     REPORTING                 (exercisable into 376,923 Shares of Common
      PERSON                   Stock)/(1)/
       WITH                    2,000,000 New Warrants (exercisable into
                               2,000,000 Shares of Common Stock)/(1)/
                          ------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                                     0
                          ------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               See Row 6 above.
--------------------------------------------------------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES/(1)/*                                                [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                 OO; HC
--------------------------------------------------------------------------------

/(1)/ See Item 4, Endnote 1.

/(2)/ Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficialy owned herein.

CUSIP NO. 771074-10-1                  13G                    Page 5 of 28 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name  Kenneth Griffin
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
        U.S.A.
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                                      0
                          ------------------------------------------------------
                          6.   SHARED VOTING POWER

    NUMBER OF                  355,000 Shares of Common Stock
     SHARES                    7,000 Prepaid Common Stock Purchase Warrants
  BENEFICIALLY                 (exercisable into
    OWNED BY                   1,874,464 Shares of Common Stock)/(1)(2)/
      EACH                     376,923 Incentive Stock Purchase Warrants
    REPORTING                  (exercisable into 376,923 Shares of Common
     PERSON                    Stock)/(1)/
      WITH                     2,000,000 New Warrants (exercisable into
                               2,000,000 Shares of Common Stock)/(1)/
                          ------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                                     0
                          ------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES/(1)/*                                                [X]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                    Page 6 of 28 Pages
---------------------                                         ------------------
--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Wellington Partners Limited Partnership
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        Illinois Limited Partnership
        U.S.A.
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                                       0
                          ------------------------------------------------------
                          6.   SHARED VOTING POWER

     NUMBER OF                 145,300 Shares of Common Stock
      SHARES                   2,450 Prepaid Common Stock Purchase Warrants
   BENEFICIALLY                (exercisable into 656,062
     OWNED BY                  Shares of Common Stock)/(1)(2)/
       EACH                    131,923 Incentive Stock Purchase Warrants
     REPORTING                 (exercisable into
      PERSON                   131,923 Shares of Common Stock)/(1)/
       WITH                    780,000 New Warrants (exercisable into 780,000
                               Shares of Common Stock)/(1)/
                          ------------------------------------------------------
                          7.   SOLE DISPOSITIVE POWER
                                      0
                          ------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               See Row 6 above.
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Up to 5.9% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
              PN; HC
--------------------------------------------------------------------------------

/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                    Page 7 of 28 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name WNPH, L.L.C.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware Limited Liability Company
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                                     0
                          ------------------------------------------------------
      NUMBER OF           6.   SHARED VOTING POWER
       SHARES
    BENEFICIALLY               18,100 Shares of Common Stock
      OWNED BY            ------------------------------------------------------
        EACH              7.   SOLE DISPOSITIVE POWER
      REPORTING                      0
       PERSON             ------------------------------------------------------
        WITH              8.   SHARED DISPOSITIVE POWER
                               See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

CUSIP NO. 771074-10-1                  13G                    Page 8 of 28 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name WCH, L.L.C.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)[X]

                                                    (b)[ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
                                    0
                          ------------------------------------------------------
   NUMBER OF              6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY                  18,100 Shares of Common Stock
   OWNED BY               ------------------------------------------------------
     EACH                 7.   SOLE DISPOSITIVE POWER
   REPORTING                        0
    PERSON                ------------------------------------------------------
     WITH                 8.   SHARED DISPOSITIVE POWER
                               See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES*                                                [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

CUSIP NO. 771074-10-1                  13G                   Page 9 of 28 Pages
---------------------                                        ------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name NP Partners
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [X]

                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Bermuda Limited Partnership

--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER
     NUMBER OF                      0
      SHARES                 ---------------------------------------------------
   BENEFICIALLY              6.   SHARED VOTING POWER
    OWNED BY
      EACH                        18,100 Shares of Common Stock
    REPORTING                ---------------------------------------------------
     PERSON                  7.   SOLE DISPOSITIVE POWER
      WITH                           0
                             ---------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER
                                  See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

CUSIP NO. 771074-10-1                  13G                   Page 10 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Wingate Capital Ltd.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [X]

                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands Company

--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER
     NUMBER OF                      0
      SHARES                 ---------------------------------------------------
    BENEFICIALLY             6.   SHARED VOTING POWER
     OWNED BY
       EACH                       127,200 Shares of Common Stock
     REPORTING                    2,450 Prepaid Common Stock Purchase Warrants
      PERSON                      (exercisable into 656,062 Shares of Common
       WITH                       Stock)/(1)(2)/
                                  131,923 Incentive Stock Purchase Warrants
                                  (exercisable into 131,923 Shares of Common
                                  Stock)/(1)/
                                  780,000 New Warrants (exercisable into 780,000
                                  Shares of Common Stock)/(1)/
                             ---------------------------------------------------
                             7.   SOLE DISPOSITIVE POWER
                                    0
                             ---------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER
                                  See Row 6 above.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Up to 5.9% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------


/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                   Page 11 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Kensington Global Strategies Fund, Ltd.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [X]

                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Bermuda Company

--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER
     NUMBER OF                      0
      SHARES                 ---------------------------------------------------
   BENEFICIALLY              6.   SHARED VOTING POWER
     OWNED BY
       EACH                       209,700 Shares of Common Stock
     REPORTING                    4,550 Prepaid Common Stock Purchase Warrants
      PERSON                      (exercisable into 1,218,402 Shares of Common
       WITH                       Stock)/(1)(2)/
                                  245,000 Incentive Stock Purchase Warrants
                                  (exercisable into 245,000 Shares of Common
                                  Stock)/(1)/
                                  1,220,000 New Warrants (exercisable into
                                  1,220,000 Shares of Common Stock)/(1)/
                             ---------------------------------------------------
                             7.   SOLE DISPOSITIVE POWER
                                        0
                             ---------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER
                                  See Row 6 above.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Up to 9.6% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------


/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                   Page 12 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Fisher Capital Ltd.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [X]

                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands Company

--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER
     NUMBER OF                          0
      SHARES                 ---------------------------------------------------
   BENEFICIALLY              6.   SHARED VOTING POWER
     OWNED BY
       EACH                       178,800 Shares of Common Stock
     REPORTING                    4,550 Prepaid Common Stock Purchase Warrants
      PERSON                      (exercisable into 1,218,402 Shares of Common
       WITH                       Stock)/(1)(2)/
                                  245,000 Incentive Stock Purchase Warrants
                                  (exercisable into 245,000 Shares of Common
                                  Stock)/(1)/
                                  1,220,000 New Warrants (exercisable into
                                  1,220,000 Shares of Common Stock)/(1)/
                             ---------------------------------------------------
                             7.   SOLE DISPOSITIVE POWER
                                        0
                             ---------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER
                                  See Row 6 above.
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

     CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Up to 9.6% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------


/(1)/See Item 4, Endnote 1.

/(2)/Prepaid Common Stock Warrants also accrue premiums, payable in cash or common stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.

CUSIP NO. 771074-10-1                  13G                   Page 13 of 28 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Name Olympus Securities, Ltd.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)  [X]

                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          Bermuda Corporation

--------------------------------------------------------------------------------
                             5.   SOLE VOTING POWER
     NUMBER OF                      0
      SHARES                 ---------------------------------------------------
   BENEFICIALLY              6.   SHARED VOTING POWER
     OWNED BY
       EACH                       30,900 Shares of Common Stock
     REPORTING               ---------------------------------------------------
      PERSON                 7.   SOLE DISPOSITIVE POWER
       WITH                         0
                             ---------------------------------------------------
                             8.   SHARED DISPOSITIVE POWER
                                  See Row 6 above.
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    See Row 6 above.
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
                        CO
--------------------------------------------------------------------------------

CUSIP NO. 771074-10-1                13G                     Page 14 of 28 Pages
---------------------                                        -------------------


                                  SCHEDULE 13G
                                  ------------

Item 1(a)    Name of Issuer:   Robotic Vision Systems, Inc.


     1(b)    Address of Issuer's Principal Executive Offices:

                    425 Rabro Drive East
                    Hauppauge, NY 11788

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship

                    Citadel Limited Partnership
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois Limited Partnership

                    GLB Partners, L.P.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware Limited Partnership

                    Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware Limited Liability Company

                    Kenneth Griffin
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    U.S. Citizen

CUSIP NO. 771074-10-1                  13G                   Page 15 of 28 Pages
---------------------                                        -------------------

                    Wellington Partners Limited Partnership
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois limited partnership

                    WNPH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited liability company

                    WCH, L.L.C.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited liability company

                    NP Partners
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda limited partnership

                    Wingate Capital Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Cayman Islands company

                    Kensington Global Strategies Fund, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda company

CUSIP NO. 771074-10-1                 13G                    Page 16 of 28 Pages
---------------------                                        -------------------

                          Fisher Capital Ltd.
                          c/o Citadel Investment Group, L.L.C.
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          Cayman Islands company

                          Olympus Securities, Ltd.
                          c/o Citadel Investment Group, L.L.C.
                          225 W. Washington
                          9th Floor
                          Chicago, Illinois 60606
                          Bermuda corporation

   2(d)  Title of Class of Securities:

                          Common Stock, par value $0.01 per share

   2(e)  CUSIP Number:         771074-10-1


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)    [__]  Broker or dealer registered under Section 15 of the
                      Exchange Act;

         (b)    [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)    [__]  Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;

         (d)    [__]  Investment company registered under Section 8 of the
                      Investment Company Act;

         (e)    [__]  An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E);

         (f)    [__]  An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)    [__]  A parent holding company or control person in
                      accordance with Rule 13d-1(b)(ii)(G);

         (h)    [__]  A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act;

         (i)    [__]  A church plan that is excluded from the definition
                      of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP NO. 771074-10-1                13G                     Page 17 of 28 Pages
---------------------                                        -------------------

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4   Ownership:

CITADEL LIMITED PARTNERSHIP

   (a)   Amount beneficially owned:

355,000 Shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,874,464 Shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 Shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                       0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                       0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

GLB PARTNERS,  L.P.

   (a)   Amount beneficially owned:

355,000 Shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,874,464 Shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 Shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 Shares of Common Stock)/(1)/

CUSIP NO. 771074-10-1                13G                     Page 18 of 28 Pages
---------------------                                        -------------------

   (b)   Percent of Class:

Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                       0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                       0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

CITADEL INVESTMENT GROUP, L.L.C.

   (a)   Amount beneficially owned:

355,000 Shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,874,464 Shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 Shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

         (ii)   shared power to vote or to direct the vote:

CUSIP NO. 771074-10-1                13G                     Page 19 of 28 Pages
---------------------                                        -------------------

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                      0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

KENNETH GRIFFIN

   (a)   Amount beneficially owned:

355,000 Shares of Common Stock
7,000 Prepaid Common Stock Purchase Warrants (exercisable into 1,874,464 Shares of Common Stock)/(1)(2)/
376,923 Incentive Stock Purchase Warrants (exercisable into 376,923 Shares of Common Stock)/(1)/
2,000,000 New Warrants (exercisable into 2,000,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 10% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                       0

         (ii)   shared power to vote or to direct the vote:

                See item (a) above.

         (iii)  sole power to dispose or to direct the disposition of:

                       0

         (iv)   shared power to dispose or to direct the disposition of:

                See item (a) above.

CUSIP NO. 771074-10-1                  13G                   Page 20 of 28 Pages
---------------------                                        -------------------

WELLINGTON PARTNERS LIMITED PARTNERSHIP

   (a)   Amount beneficially owned:

145,300 Shares of Common Stock
2,450 Prepaid Common Stock Purchase Warrants (exercisable into 656,062 Shares of Common Stock)/(1)(2)/
131,923 Incentive Stock Purchase Warrants (exercisable into 131,923 Shares of Common Stock)/(1)/
780,000 New Warrants (exercisable into 780,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 5.9% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                          0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                          0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

WNPH, L.L.C.

   (a)   Amount beneficially owned:

18,100 Shares of Common Stock

   (b)   Percent of Class:

Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

CUSIP NO. 771074-10-1                  13G                   Page 21 of 28 Pages
---------------------                                        -------------------

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

WCH, L.L.C.

   (a)   Amount beneficially owned:

18,100 Shares of Common Stock

   (b)   Percent of Class:

Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

CUSIP NO. 771074-10-1                  13G                   Page 22 of 28 Pages
---------------------                                        -------------------

NP PARTNERS

   (a)   Amount beneficially owned:

18,100 Shares of Common Stock

   (b)   Percent of Class:

Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

WINGATE CAPITAL LTD.

   (a)   Amount beneficially owned:

127,200 Shares of Common Stock
2,450 Prepaid Common Stock Purchase Warrants (exercisable into 656,062 Shares of Common Stock)/(1)(2)/
131,923 Incentive Stock Purchase Warrants (exercisable into 131,923 Shares of Common Stock)/(1)/
780,000 New Warrants (exercisable into 780,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 5.9% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

CUSIP NO. 771074-10-1                  13G                   Page 23 of 28 Pages
---------------------                                        -------------------

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

   (a)   Amount beneficially owned:

209,700 Shares of Common Stock
4,550 Prepaid Common Stock Purchase Warrants (exercisable into 1,218,402 Shares of Common Stock)/(1)(2)/
245,000 Incentive Stock Purchase Warrants (exercisable into 245,000 Shares of Common Stock)/(1)/
1,220,000 New Warrants (exercisable into 1,220,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 9.6% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

CUSIP NO. 771074-10-1                  13G                   Page 24 of 28 Pages
---------------------                                        -------------------

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.


FISHER CAPITAL LTD.

   (a)   Amount beneficially owned:

178,800 Shares of Common Stock
4,550 Prepaid Common Stock Purchase Warrants (exercisable into 1,218,402 Shares of Common Stock)/(1)(2)/
245,000 Incentive Stock Purchase Warrants (exercisable into 245,000 Shares of Common Stock)/(1)/
1,220,000 New Warrants (exercisable into 1,220,000 Shares of Common Stock)/(1)/

   (b)   Percent of Class:

Up to 9.6% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000, plus the Common Stock issuable upon the exercise of the warrants referred to in item (a) above.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.

OLYMPUS SECURITIES, LTD.

   (a)   Amount beneficially owned:

30,900 Shares of Common Stock

CUSIP NO. 771074-10-1                  13G                   Page 25 of 28 Pages
---------------------                                        -------------------

   (b)   Percent of Class:

Up to 0.1% as of the date of filing of this statement. (Based on 27,438,304 Shares of Common Stock issued and outstanding as of January 19, 2000.)

   (c)   Number of shares as to which such person has:

         (i)        sole power to vote or to direct the vote:

                       0

         (ii)       shared power to vote or to direct the vote:

                    See item (a) above.

         (iii)      sole power to dispose or to direct the disposition of:

                       0

         (iv)       shared power to dispose or to direct the disposition of:

                    See item (a) above.


     /(1)/As of any date after August 19, 1999 ("Exercise Date"), subject to the limitations described below, a portion of the Prepaid Common Stock Purchase Warrants may be exercised into a number of shares of Common Stock determined by dividing the Stated Value of such securities (plus, in the Issuer's discretion, an amount equal to any accrued but unpaid premiums due with respect to such securities) by the applicable exercise price ("Exercise Price"). The Exercise Price is equal to the lesser of (i) $3.96 ("Fixed Exercise Price") and (ii) 95% of the average of the three lowest closing bid prices (as reported on the Nasdaq National Market System) in the twenty consecutive trading day period ending on the trading day immediately preceding the Exercise Date ("Market Price"). As a result, if the Market Price is less than the Fixed Exercise Price, the Exercise Price will fluctuate depending upon the closing bid price of the Issuer's Common Stock. As a consequence, the number of shares of Common Stock into which the Prepaid Common Stock Purchase Warrants may be exercised, and consequently the number of shares of such securities which the holders of such securities may be deemed to beneficially own, may fluctuate on a daily basis based solely on the Common Stock's market price and without any action taken by the holders of such securities.

     In addition, the Incentive Stock Purchase Warrants may be exercised by the Reporting Persons into an equal number of shares of Common Stock at a fixed price of $3.96 per share at any time. The New Warrants may be exercised by the Reporting Persons into an equal number of shares of Common Stock at a fixed price of $4.02 per share at any time.

     None of the holders of the warrants reported herein may exercise such securities to the extent that, after giving effect to such exercise, through exercise of the warrants or otherwise, such holder (together with such holder's affiliates) would have acquired beneficial ownership of (as defined in Rule 13d-3, but excluding warrants other than that with respect to which such determination is made) a number of shares

CUSIP NO. 771074-10-1                13G                     Page 26 of 28 Pages
---------------------                                        -------------------

which, when added to the number of shares of Common Stock beneficially owned (as defined in Rule 13d-3, but excluding warrants other than that with respect to which such determination is made) at the beginning of the 60-day period ending on and including the date of such exercise, is in excess of 10.00% of the outstanding shares of the Issuer's Common Stock following such exercise during the 60-day period ending on and including such exercise date. Accordingly, the holders of such securities cannot be "beneficial owners" of more than 10.00% of the securities of Issuer within the meaning of Rule 13d-3 to the extent that the prohibitions in the foregoing sentence apply, and this Schedule shall not be construed as an admission that such holders of the securities reported herein are "beneficial owners" to such extent.

     /(2)/ Prepaid Common Stock Purchase Warrants accrue premiums payable in cash or Common Stock, at the discretion of the Issuer. Such shares are not reported as beneficially owned herein.


Item 5   Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                    See Item 2 above.

Item 8   Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                    Not Applicable.

Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 771074-10-1                  13G                   Page 27 of 28 Pages
---------------------                                        -------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11/th/ day of February, 2000  /s/ Kenneth Griffin
                                         --------------------------
                                         Kenneth Griffin

CITADEL LIMITED PARTNERSHIP                     CITADEL INVESTMENT GROUP, L.L.C.

By:  GLB Partners, L.P.,                        By:    /s/ Kenneth Griffin
     its General Partner                            ------------------------------
                                                    Kenneth Griffin, President

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Griffin
     ----------------------------------
     Kenneth Griffin, President

GLB PARTNERS, L.P.                               WELLINGTON PARTNERS LIMITED PARTNERSHIP

By:  Citadel Investment Group, L.L.C.,           By:  Citadel Limited Partnership,
     its General Partner                              its General Partner

By:  /s/ Kenneth Griffin                         By:  GLB Partners, L.P.,
     ----------------------------------               its General Partner
     Kenneth Griffin, President
                                                 By:  Citadel Investment Group, L.L.C.,
                                                      its General Partner

                                                 By:  /s/ Kenneth Griffin
                                                      ---------------------------------
                                                      Kenneth Griffin, President

WNPH, L.L.C.                                     NP PARTNERS

By:  Wellington Partners Limited Partnership,    By:  WCH, L.L.C.,
     its Sole Member                                  its General Partner;

By:  Citadel Limited Partnership,                By:  Citadel Limited Partnership,
     its General Partner                              its Sole Member

By:  GLB Partners, L.P.,                         By:  GLB Partners, L.P.,
     its General Partner                              its General Partner

By:  Citadel Investment Group, L.L.C.,           By:  Citadel Investment Group, L.L.C.,
     its General Partner                              its General Partner

By:  /s/ Kenneth Griffin                         By:  /s/ Kenneth Griffin
     ----------------------------------               ----------------------------------
     Kenneth Griffin, President                       Kenneth Griffin, President

CUSIP NO. 771074-10-1                  13G                   Page 28 of 28 Pages
---------------------                                        -------------------

WCH, L.L.C.                                      WINGATE CAPITAL LTD.

By:  Citadel Limited Partnership,                By:  Citadel Limited Partnership,
     its Sole Member                                  its Trading Manager

By:  GLB Partners, L.P.,                         By:  GLB Partners, L.P.,
     its General Partner                              its General Partner

By:  Citadel Investment Group, L.L.C.,           By:  Citadel Investment Group, L.L.C.,
     its General Partner                              its General Partner

By:  /s/ Kenneth Grififin                        By:  /s/ Kenneth Griffin
     -----------------------------------              ---------------------------------
     Kenneth Griffin, President                       Kenneth Griffin, President

KENSINGTON GLOBAL STRATEGIES FUND, LTD.          OLYMPUS SECURITIES, LTD.

By:  Citadel Limited Partnership,                By:  Citadel Limited Partnership,
     its General Partner                              its Trading Manager

By:  GLB Partners, L.P.,                         By:  GLB Partners, L.P.,
     its General Partner                              its General Partner

By:  Citadel Investment Group, L.L.C.,           By:  Citadel Investment Group, L.L.C.,
     its General Partner                              its General Partner

By:  /s/ Kenneth Griffin                         By:  /s/ Kenneth Griffin
     -----------------------------------              ---------------------------------
     Kenneth Griffin, President                       Kenneth Griffin, President

FISHER CAPITAL LTD.

By:  Citadel Limited Partnership,
     its Trading Manager

By:  GLB Partners, L.P.,
     its General Partner

By:  Citadel Investment Group, L.L.C.,
     its General Partner

By:  /s/ Kenneth Grififin
     -----------------------------------
     Kenneth Griffin, President
